Exhibit 1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of December 31, 2019, by and among SSG Acquisitions, LLC (“Buyer”), the investment funds set forth on Schedule A hereto who are the members of the Seller, as defined hereafter (collectively, “Seller Members”), and Avenue Boulevard Co-Investment Vehicle, LLC, a Cayman Islands limited liability company (the “Seller”).  Buyer, Seller Members and Seller are hereinafter, from time to time, collectively referred to as the “Parties” and, individually, as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the LLC Agreement (as defined below).

RECITALS

A.                                    Seller is the owner of 10,440,000 ordinary shares (the “Shares”) of Estre Ambiental, Inc. (the “Company”) and warrants to purchase 3,748,600 ordinary shares of the Company (the “Warrants” and, together with the Shares, the “Securities”) and wishes to sell, transfer, convey and assign the Securities to Buyer;

B.                                    Pursuant to the Amended & Restated Operating Agreement of the Seller, dated as of December 19, 2017 (the “LLC Agreement”), the instruction of the Seller Members is required to cause the sale of the Securities by Seller to Buyer pursuant to this Agreement and effect the other actions contemplated hereunder, and the Seller Members wish to so instruct the Seller; and

C.                                    Buyer wishes to purchase and acquire the Securities from Seller.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Purchase and Sale of Securities; Seller Members’ Instruction.  (a) Buyer hereby purchases and acquires from Seller and Seller hereby sells, transfers, conveys and assigns the Securities to Buyer in exchange for the aggregate amount of $1,000 (such transaction, the “Transaction” and such amount, the “Purchase Price”).

(b)                                 In accordance with the LLC Agreement, the Seller Members hereby direct and instruct the Seller to consummate the Transaction and take the other actions contemplated by this Agreement.

2.                                      Deliveries by Buyer.  On the date hereof (the “Closing Date”), Buyer shall pay, by wire transfer of immediately available funds, the Purchase Price, to an account designated by Seller Members.

3.                                      Deliveries by Seller.  On the Closing Date, Seller shall deliver to Buyer such other documents, instruments, certificates and receipts as are reasonably requested by Buyer in order to validly convey title to the Securities.  Each Seller Member acknowledges and agrees that on the Closing Date its membership interest in the Seller shall be redeemed and all available remaining cash proceeds shall be distributed to the Seller Members, in proportion to their ownership, as necessary, by January 31, 2020. Seller Members further acknowledge that the Seller, through the Administrative Manager and as directed by the Seller Members, shall take any and all actions necessary to wind-up and liquidate the Seller following the redemption and distribution described herein.

4.                                      Representations and Warranties of Seller.  Seller hereby represents and warrants that the Securities are owned of record by Seller.  Seller also hereby represents and warrants that: (a) Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance by Seller of this Agreement has been duly and validly authorized in connection with the execution, delivery and performance by Seller of this Agreement; and (c)  this Agreement, when executed and delivered by Buyer and Seller Members, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms herein.

5.                                      Representations and Warranties of Seller Members.  Each Seller Member represents, warrants and agrees that the purchase and acquisition of the Securities by the Buyer will not constitute or result in a non-exempt prohibited transaction under Section 406 of Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or a violation of any applicable other U.S. federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.  Each Seller Member also hereby represents and warrants that: (a) such Seller Member has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the Seller Members are the beneficial owner of the Securities and their beneficial ownership of the Securities is free and clear of all Liens and claims; (c) the execution, delivery and performance by such Seller Member of this Agreement has been duly and validly authorized in connection with the execution, delivery and performance by such Seller Member of this Agreement; and (d)  this Agreement, when executed and delivered by Buyer and Seller, will constitute a valid and legally binding obligation of such Seller Member, enforceable against such Seller Member in accordance with the terms herein.

Neither the execution and delivery of this Agreement by the Seller or any Seller Member, nor the consummation or performance by the Seller or Seller Members of any of transactions contemplated hereby, will:  (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, contract or Permit to which the Seller or Seller Member is a party or by which it is bound or any of its assets are subject, or any provision of the Seller’s or Seller Members’ organizational documents as in effect on the Closing Date, (b) result in the imposition of any Lien upon any assets owned by the Seller or Seller Members; (c) require any Consent under any contract or organizational document to which the Seller or Seller Member is a party or by which it is bound; or (d) require any Permit under any Law or Order other than (i) required filings, if any, with the Securities and Exchange Commission and (ii) notifications or other filings with state or federal regulatory agencies after the Closing Date that are necessary or convenient and do not require approval of the agency as a condition to the validity of the transactions contemplated hereunder; or (e) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the Securities.

6.                                      Representations and Warranties of Buyer.  Buyer hereby represents and warrants that: (a) Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized in connection with the execution, delivery and performance by Buyer of this Agreement; (c)  this Agreement, when executed and delivered by Seller and Seller Members, will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms herein; (d) Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws; and (e) Buyer acknowledges that in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement, (i) it has relied only on the results of its own independent investigation and the representations and warranties made in this Agreement and has not relied on any other representations or warranties, whether written or oral and whether express or implied, made by Seller, (ii) it has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment, and (iii) it is an informed, sophisticated purchaser, experienced in the evaluation of the merits and risks of making an investment in the Securities as contemplated in this Agreement.

7.                                      Non-Public Information.  (a) Seller and the Seller Members each acknowledge that (a) Buyer now possesses and may hereafter possess certain non-public information concerning the Company and its affiliates and/or the Securities that may or may not be independently known to Seller or Seller Members (the “Non-Public Information”) which may constitute material information with respect to the foregoing, (b) Buyer has offered to furnish the Non-Public Information to Seller and Seller Members, and Seller and Seller Members each have agreed to receive the Non-Public Information and (c) Buyer is relying on this Agreement and would not enter into a transaction to purchase the Securities from Seller and Seller Members absent this Agreement.  Seller agrees to sell the Securities to Buyer (and the Seller Members agree to instruct the sale of the Securities, as required by the LLC Agreement) notwithstanding that the Non-Public Information exists.  Seller and Seller Members each acknowledge that they are a sophisticated seller with respect to the purchase, sale and valuation of securities such as the Securities.  Additionally, Seller and Seller Members each acknowledge that they have adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Securities, and has independently and without reliance upon Buyer, and based upon such information as Seller and Seller Members have deemed appropriate, made its own analysis and decision to sell the Securities to Buyer. The Seller and Seller Members further acknowledge that they are prepared to sell the Securities to Buyer on the foregoing basis and hereby waives for themselves, any successors, any of their members or any of their investors any right to rescind or invalidate the sale of the Securities to Buyer or to seek any damages from Buyer based on the possession of any such Non-Public Information by Buyer or the lack of possession of any Non-Public Information by the Seller or Seller Members.

(b) Buyer acknowledges that (a) Seller Members now possess or hereafter possess certain Non-Public Information that may or may not be independently known to Buyer which may constitute material information with respect to the foregoing, and (b) each Seller Member is relying on this Agreement and would not instruct the Seller to enter into a transaction to sell the Securities to the Buyer absent this Agreement.  Buyer agrees to purchase the Securities from Seller, notwithstanding that the Non-Public Information exists.  Buyer acknowledges that it is a sophisticated purchaser with respect to the purchase, sale and valuation of securities such as the Securities.  Additionally, Buyer acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Securities, and has independently and without reliance upon Seller Members, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller. The Buyer further acknowledges that it is prepared to purchase the Securities from Seller on the foregoing basis and hereby waives any right to rescind or invalidate the purchase of the Securities from Seller or to seek any damages from Seller or the Seller Members based on the possession of any such Non-Public Information by Seller or the Seller Members or the lack of possession of any Non-Public Information by the Buyer.

8.                                      Indemnification.

a.                                      Survival of Representations and Warranties.  Each of the representations and warranties in this Agreement or pursuant hereto shall survive the Closing Date for a period of one year from the Closing Date.  Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the Parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

b.                                      Indemnification by Seller.  Each Seller Member (severally but not jointly) agrees to indemnify and hold Buyer and its respective equity holders, partners, directors, officers, employees, attorneys, agents and affiliates (collectively, the “Buyer Indemnified Parties”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel fees and expenses) incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to, or resulting from (i) any material breach of a representation or warranty made by such Seller Member in or pursuant to this Agreement, (ii) any material breach of a covenant or agreement made by such Seller Member in or pursuant to this Agreement, or (iii) any inaccuracy in any material respect in any certificate, instrument or other document delivered by Seller (at such Seller Member’s instructions) as required by this Agreement (collectively, “Buyer Indemnifiable Damages”).

c.                                       Indemnification by Buyer.  Buyer agrees to indemnify and hold the Seller and Seller Members and Seller Members’ agents and affiliates (which, for the avoidance of doubt, shall not include any investors of the Seller Members) (the “Seller Indemnified Parties”) harmless from and against, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel fees and expenses) incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to, or resulting from (i) any material breach of a representation or warranty made by Buyer in or pursuant to this Agreement, (ii) any material breach of a covenant or agreement made by Buyer in or pursuant to this Agreement, or (iii) any inaccuracy in any material respect in any certificate, instrument or other document delivered by

Buyer as required by this Agreement (collectively, “Seller Indemnifiable Damages” and together with Buyer Indemnifiable Damages, “Indemnifiable Damages”).

d.                                      Indemnification Claims.

i.             Any claim for Indemnifiable Damages or any other damages hereunder shall be made by written notice, sent by courier, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which is claimed to have been sustained by reason thereof, and (ii) the basis of such claim; and

ii.          Payment for any claim made under subsection (a) shall be effected on the later to occur of the expiration of thirty (30) days from the date of such notice or, if such claim is contested in writing within such thirty (30) day period, the date the dispute is resolved.

e.                                       Remedies Cumulative; Waiver.  The remedies provided herein shall be cumulative and shall not preclude either Party from asserting any other right, or seeking any other remedies against the other Party, and shall survive the Closing Date.

9.                                      Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof.

10.                               Certain Definitions.

a.                                      “Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

b.                                      “Governmental Body” shall mean any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

c.                                       “Law” shall mean any law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Body.

d.                                      “Lien” shall mean a mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, charge, restriction, lien (statutory or otherwise, including, without limitation, any lien for taxes), security interest, preference, participation interest, priority or security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any document under the law of any applicable jurisdiction to evidence any of the foregoing, other than (i) statutory, mechanics’ or other liens incurred in the ordinary course of business or (ii) liens for taxes incurred but not yet due.

e.                                       “Order” shall mean an order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator.

f.                                        “Permit” shall mean a permit, license, certificate, waiver, notice or similar authorization.

11.                               Waiver of Jury Trial.  THE PARTIES HERETO EACH HEREBY AGREE TO WAIVE THE RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL ACTIONS THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AND THAT THEY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  IN THE EVENT OF AN ACTION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY A COURT.

12.                               Assignment.  This Agreement shall not be assigned by Seller (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of Buyer.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

13.                               Third-Party Beneficiaries.  The Parties intend that this Agreement will not benefit or create any right or cause of action in favor of any person or entity, other than the Parties. No person or entity, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights, granted by or under this Agreement to any person or entity who is not a Party, at any time and in any way whatsoever, without notice to or consent of that person or entity.

14.                               Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.                               Specific Performance.  Each of the Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to seek to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).

16.                               Further Assurances.  Each of the Parties shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.  Without limiting the generality of the foregoing, following the Closing Date, each of Seller and Buyer shall execute such further documents and take such further actions as may reasonably be required by the Company’s transfer agent in order to issue certificates for the Securities in the name of the Buyer, and the Seller Members shall provide instructions as necessary for such actions by Seller.

17.                               Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable therein without regard to the conflict of laws principles thereof that would mandate the application of the laws of a different jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York sitting in New York, New York or of the United States of America for the Southern District of New York. Each party hereto irrevocably submits to the jurisdiction of the state or federal courts in the State of New York and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written.

Avenue Boulevard Co-Investment Vehicle, LLC, as Seller

By: Avenue Capital Management II, L.P., its Administrative Manager

By: Avenue Capital Management II GenPar, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

The Seller Members listed on Schedule A attached hereto, in their capacity as set forth in this Agreement

By: EnTrust Global Partners Offshore LP, as investment manager or management company for the Seller Members, as applicable

By:	/s/ Matthew A. Lux
Name:	Matthew A. Lux
Title:	Managing Director, Deputy General Counsel

SSG Acquisitions, LLC, as Buyer

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member